The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-122639

Subject to Completion

Preliminary Prospectus Supplement dated February 28, 2005

PROSPECTUS SUPPLEMENT
(To prospectus dated February 25, 2005)

Merrill Lynch & Co., Inc.

Depositary Shares

Each Representing a 1/1200th Interest in a Share of

Floating Rate Non-Cumulative Preferred Stock, Series 2

Each of the      depositary shares offered hereby represents a 1/1200th ownership interest in a share of perpetual Floating Rate Non-Cumulative Preferred Stock, Series 2 (“Series 2 Preferred Stock”), $30,000 liquidation preference per share, of Merrill Lynch & Co., Inc. (“ML&Co.”), deposited with JPMorgan Chase Bank, N.A., as depositary. Each depositary share entitles the holder, through the depositary, to all proportional rights and preferences of the Series 2 Preferred Stock represented thereby. The depositary shares are evidenced by depositary receipts.

The Series 2 Preferred Stock is not redeemable prior to                     , 2009. On and after that date, the Series 2 Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $30,000 per share (equivalent to $25 per depositary share), plus declared and unpaid dividends.

Dividends on the Series 2 Preferred Stock, if declared, will be payable quarterly, in arrears, on February 28, May 28, August 28 and November 28 of each year, beginning May 31, 2005 (the New York and London business day next succeeding May 28, 2005), at a floating rate per annum equal to three-month U.S. dollar LIBOR plus         %; but such dividends, if declared, will be payable at a rate of not less than         % per annum. For the first dividend period from and including March     , 2005 to but excluding May 28, 2005, the per annum rate will be         %. Except for the initial dividend period, “Dividend Period” means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date.

Dividends on the Series 2 Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series 2 Preferred Stock for a Dividend Period, we will not pay a dividend for that Dividend Period on the quarterly payment date or at any future time, whether or not our board of directors declares dividends on the Series 2 Preferred Stock for any future Dividend Period. However, with certain exceptions, we may not declare or pay dividends on or redeem or purchase our common stock at any time if we have not declared, paid or set aside for payment full dividends on the Series 2 Preferred Stock for the immediately preceding Dividend Period.

Application will be made to list the depositary shares on the New York Stock Exchange. If approved for listing, trading of the depositary shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the depositary shares.

	Per Depositary Share	Total(4)
Public offering price(1)	$	$
Underwriting discount(2)	$	$
Proceeds to ML&Co.(1)(3)	$	$
(1)	Plus accrued dividends, if any, from March , 2005 to the date of delivery.
(2)	The underwriting discount will be $ per depositary share offered hereby with respect to any depositary share sold to certain institutions, which decreases the total underwriting discount and increases the total proceeds to ML&Co. by $ .
(3)	Before deducting expenses payable by ML&Co.
(4)	ML&Co. has granted the underwriter an option, exercisable within 30 days from the date hereof, to purchase up to an additional depositary shares to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The depositary shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about March     , 2005.

Merrill Lynch & Co.

The date of this prospectus supplement is March     , 2005.

Prospectus Supplement

Prospectus

Merrill Lynch & Co., Inc	2
Use of Proceeds	2
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3
The Securities	3
Description of Debt Securities	4
Description of Debt Warrants	15
Description of Currency Warrants	17
Description of Index Warrants	18
Description of Preferred Stock	24
Description of Depositary Shares	29
Description of Preferred Stock Warrants	33
Description of Common Stock	35
Description of Common Stock Warrants	38
Plan of Distribution	41
Where You Can Find More Information	42
Incorporation of Information We File With the SEC	42
Experts	43

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the cover of this prospectus supplement.

SUMMARY OF TERMS

This summary highlights the principal terms of the Series 2 Preferred Stock and the depositary shares. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the Series 2 Preferred Stock and the depositary shares, you should read carefully this prospectus supplement and the accompanying prospectus.

Securities offered

             depositary shares each representing a 1/1200th interest in a share of perpetual Floating Rate Non-Cumulative Preferred Stock, Series 2, $1.00 par value, with a liquidation preference of $30,000 per share (equivalent to $25 per depositary share) of Merrill Lynch & Co., Inc., which we refer to as “ML&Co.” Each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of Series 2 Preferred Stock represented by such depositary share, to all the rights and preferences of the Series 2 Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Dividends

Non-cumulative dividends at a floating rate per annum equal to three-month U.S. dollar LIBOR plus         %; but such dividends, if declared, will be payable at a rate of not less than         % per annum. The initial dividend rate will be         % per annum from and including March     , 2005 to but excluding May 28, 2005.

Dividends on the Series 2 Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series 2 Preferred Stock for a Dividend Period, we will not pay a dividend for that Dividend Period on the quarterly payment date or at any future time, whether or not our board of directors declares dividends on the Series 2 Preferred Stock for any future Dividend Period.

We may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our common stock or any other of our stock ranking as to dividends or distribution of assets junior to the Series 2 Preferred Stock, unless full dividends on all outstanding shares of Series 2 Preferred Stock have been declared or paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock or other of our capital stock ranking junior to Series 2 Preferred Stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co., (y) redemptions or purchases of any rights pursuant to our Rights Agreement or by conversion or exchange for our capital stock ranking junior to Series 2 Preferred Stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. and (z) purchases by us or our affiliates in connection with transactions effected by or for the account of customers of ML&Co. or customers of any of our subsidiaries or in connection with the distribution or trading of such capital stock).

We may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our preferred stock or any other of our stock ranking as to dividends or distribution of assets equal with the Series 2 Preferred Stock, unless, for such Dividend Period, full or pro rata dividends on all outstanding shares of Series 2 Preferred Stock have been declared, paid or set aside for payment.

Payment dates

February 28, May 28, August 28 and November 28 of each year, beginning May 31, 2005 (the New York and London business day next succeeding May 28, 2005), when, as and if declared by our board of directors in its sole discretion, but only out of assets of ML&Co. legally available for payment.

If any date on which dividends would otherwise be payable is not a New York business day and London business day (each as defined below), then the dividend payment date will be the next succeeding day that is a New York business day and London business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding day that is a New York business day and London business day.

Redemption

The Series 2 Preferred Stock is not redeemable prior to                     , 2009. On and after that date, the Series 2 Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $30,000 per share (equivalent to $25 per depositary share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series 2 Preferred Stock will have no right to require the redemption of the Preferred Stock.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of shares of Series 2 Preferred Stock are entitled to receive out of assets of ML&Co. available for distribution to stockholders, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking as to such a distribution junior to the shares of Series 2 Preferred Stock, a liquidating distribution in the amount of $30,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting rights	None, except with respect to certain changes in the terms of the Series 2 Preferred Stock and in the case of certain dividend arrearages. See “Description of Preferred Stock—Voting Rights.”

In addition, holders of depositary shares have voting rights with respect to certain amendments to the deposit agreement. See “Description of the Depositary Shares—Amendment and Termination of the Deposit Agreement.”

Ranking

The Series 2 Preferred Stock will rank senior, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co., to our common stock (or any of our other shares of stock ranking junior to the Series 2 Preferred Stock). The Series 2 Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. with each other outstanding series of preferred stock of ML&Co. As of the date hereof, our Floating Rate Non-Cumulative Preferred Stock, Series 1 is the only issued and outstanding series of preferred stock that will rank on a parity with the Series 2 Preferred Stock.

Preemptive and conversion rights	None.

NYSE listing

We will apply to list the depositary shares on the New York Stock Exchange under the symbol “MER PrH”. If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Transfer agent and registrar	JPMorgan Chase Bank, N.A.

Depositary	JPMorgan Chase Bank, N.A.

DESCRIPTION OF SERIES 2 PREFERRED STOCK

The following description of certain terms of the Series 2 Preferred Stock offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. The following summary is not intended to be complete.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

General

The Series 2 Preferred Stock is part of a single series of authorized preferred stock consisting of up to              shares.              shares of Series 2 Preferred Stock (             shares, if the underwriter exercises its overallotment option to purchase additional depositary shares in full) are being initially offered hereby. We may from time to time, without notice to or the consent of holders of the Series 2 Preferred Stock offered hereby, issue additional shares of the Series 2 Preferred Stock. The holders of Series 2 Preferred Stock will have no preemptive rights. The Series 2 Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

The Series 2 Preferred Stock will, on the date of original issuance, rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. with our Floating Rate Non-Cumulative Preferred Stock, Series 1, and will rank senior to any Series A junior preferred stock when issued as described under “Description of Common Stock—Rights to Purchase Series A Junior Preferred Stock” in the accompanying prospectus. The Series 2 Preferred Stock, together with each other series of preferred stock, will rank senior to the common stock and any other stock of ML&Co. that is expressly made junior to such series of preferred stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. We may from time to time, without notice to or consent from the holders of the depositary shares, create and issue additional shares of preferred stock ranking on an equal basis to the Series 2 Preferred Stock as to dividends and upon dissolution, liquidation or winding up.

The Series 2 Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of ML&Co., and will not be subject to any sinking fund or other obligation of ML&Co. to repurchase the Series 2 Preferred Stock.

Dividends

Dividends on shares of the Series 2 Preferred Stock will not be mandatory. Holders of shares of Series 2 Preferred Stock will be entitled to receive, if and when declared by our board of directors or a duly authorized committee of the board of directors, out of assets of ML&Co. legally available under Delaware law for payment, non-cumulative cash dividends at a floating rate per annum equal to three-month U.S. dollar LIBOR plus         %; but in no event will such dividends, if declared, be payable at a rate of less than         % per annum, of the $30,000 liquidation preference per share (equivalent to $25 per depositary share). For the first Dividend Period from and including March     , 2005 to but excluding May 28, 2005, the per annum rate will be         %.

LIBOR, with respect to a Dividend Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period that normally appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the second London business day immediately preceding the first day of such Dividend Period.

A “London business day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

If LIBOR cannot be determined as described above, we will select four major banks in the London interbank market. We will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London business day immediately preceding the first day of such Dividend Period. These quotations will be for deposits in U.S. dollars for a three month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, LIBOR for the Dividend Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, we will select three major banks in New York City and will then determine LIBOR for the Dividend Period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London business day immediately preceding the first day of such Dividend Period. The rates quoted will be for loans in U.S. dollars, for a three month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by us are quoting rates, LIBOR for the applicable period will be the same as for the immediately preceding Dividend Period.

Except for the initial Dividend Period, the term “Dividend Period” means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date.

If declared, we will pay dividends on the Series 2 Preferred Stock quarterly, in arrears, on February 28, May 28, August 28 and November 28 of each year, beginning May 31, 2005 (the New York and London business day next succeeding May 28, 2005). We will pay dividends to holders of record as they appear on our stock books on each record date, not more than 30 or less than 10 days preceding the applicable payment date, as shall be fixed by the board of directors or a duly authorized committee of the board of directors. If any date on which dividends would otherwise be payable is not a New York business day and London business day, then the dividend payment date will be the next succeeding day that is a New York business day and London business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding day that is a New York business day and London business day. “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. See “Description of the Depositary Shares—Dividends and Other Distributions” about the deferral of distribution of amounts that are fractions of one cent ($0.01).

Dividends on shares of the Series 2 Preferred Stock will not be cumulative. If the board of directors of ML&Co., or a duly authorized committee of the board of directors, does not declare a dividend on the Series 2 Preferred Stock for any Dividend Period, we will not pay a dividend for that Dividend Period on the quarterly payment date or at any future time, whether or not dividends on the Series 2 Preferred Stock are declared for any future Dividend Period.

We will calculate dividends on the Series 2 Preferred Stock on the basis of a 360-day year and the actual number of days elapsed. Dividends will cease to accrue after the redemption date on shares of the Series 2 Preferred Stock unless we default in the payment of the redemption price of the shares called for redemption.

We may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our common stock or any other of our stock ranking as to dividends or distribution of assets junior to the Series 2 Preferred Stock, unless full dividends on all outstanding shares of Series 2 Preferred Stock have been declared or paid or set aside for payment for the immediately preceding Dividend Period (except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock or other of our capital stock ranking junior to Series 2 Preferred Stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co., (y) redemptions or purchases of any rights pursuant to our Rights Agreement or by conversion or exchange for our capital stock ranking junior to Series 2 Preferred Stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. and (z) purchases by us or our affiliates in connection with transactions effected by or for the account of customers of ML&Co. or customers of any of our subsidiaries or in connection with the distribution or trading of such capital stock).

We may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our preferred stock or any other of our stock ranking as to dividends or distribution of assets equal with the Series 2 Preferred Stock, unless for such Dividend Period, full or pro rata dividends on all outstanding shares of Series 2 Preferred Stock have been declared, paid or set aside for payment.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of shares of Series 2 Preferred Stock are entitled to receive out of assets of ML&Co. available for distribution to stockholders, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking as to such a distribution junior to the shares of Series 2 Preferred Stock, a liquidating distribution in the amount of $30,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends.

After payment of such a liquidating distribution, the holders of shares of Series 2 Preferred Stock will not be entitled to any further participation in any distribution of assets by ML&Co.

A consolidation or merger of ML&Co. with one or more corporations will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of ML&Co.

Because ML&Co. is a holding company, its rights and the rights of its creditors and its shareholders, including the holders of shares of the Series 2 Preferred Stock, to participate in the assets of any subsidiary of ML&Co. upon such subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors, except to the extent that ML&Co. may itself be a creditor with recognized claims against the subsidiary.

Redemption

The Series 2 Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series 2 Preferred Stock is not redeemable prior to                     , 2009. On and after that date, the Series 2 Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days notice, at a redemption price equal to $30,000 per share (equivalent to $25 per depositary share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series 2 Preferred Stock will have no right to require the redemption of the Preferred Stock.

If shares of the Series 2 Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series 2 Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series 2 Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series 2 Preferred Stock for payment of the redemption price.

Terms Dependent on Regulatory Changes

If, (a) ML&Co. (by election or otherwise) is subject to any law, rule, regulation or guidance (together, “regulations”) relating to its capital adequacy which regulation (x) provides for a type or level of capital characterized as “Tier 1” in, or pursuant to regulations of any governmental agency, authority or body having regulatory jurisdiction over ML&Co. and implementing, the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, or any other United States national governmental agency, authority or body, or (y) provides for a type or level of capital that in the judgment of ML&Co. (after consultation with counsel of recognized standing) is substantially equivalent to such “Tier 1” capital (such capital described in either (x) or (y) is referred to below as “Tier 1 Capital”), and (b) ML&Co. affirmatively elects to qualify the Series 2 Preferred Stock for such Tier 1 Capital treatment without any sublimit or other quantitative restriction on the inclusion of such Series 2 Preferred Stock in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) under such regulations, then, upon such affirmative election, the terms of the Series 2 Preferred Stock will automatically be amended to reflect the following modifications (without any action or consent by the holders of the Series 2 Preferred Stock or any other vote of stockholders of ML&Co.):

•	If and to the extent such modification is a Required Unrestricted Tier 1 Provision (as defined below), ML&Co.’s right to redeem the Series 2 Preferred Stock on or after , 2009 will be restricted (such restrictions including but not limited to any requirement that ML&Co. receive prior approval for such redemption from any applicable regulator or that such redemption be prohibited);

•	If and to the extent such modification is a Required Unrestricted Tier 1 Provision, ML&Co.’s right to make distributions with respect to, or redeem, purchase or acquire or make payments on, securities junior to the Series 2 Preferred Stock (upon a non-payment of dividends on the Series 2 Preferred Stock) will become subject to additional restrictions pursuant to the terms of the Series 2 Preferred Stock; and

•	If and to the extent such modification is a Required Unrestricted Tier 1 Provision, any other new provisions or terms will be added to the Series 2 Preferred Stock, or existing terms will be modified; provided, however, that no such provision or term will be added, and no such modification will be made pursuant to the terms of this third sub-section, if it would alter or change the rights, powers or preferences of the shares of the Series 2 Preferred Stock so as to affect the shares of the Series 2 Preferred Stock adversely.

As used above, the term “Required Unrestricted Tier 1 Provision” means a term which is, in the written opinion of counsel of recognized standing and delivered to ML&Co., required for the Series 2 Preferred Stock to be treated as Tier 1 Capital of ML&Co. without any sublimit or other quantitative restriction on the inclusion of such Series 2 Preferred Stock in Tier 1 Capital (other than any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Tier 1 Capital) pursuant to the applicable regulations. ML&Co. will provide notice to holders of any Series 2 Preferred Stock of any such changes in the terms of the Series 2 Preferred Stock made pursuant to the terms of this paragraph on or about the date of effectiveness of any such modification. A copy of the relevant regulations will be on file at the principal offices of ML&Co. and, upon request, will be made available to such holders.

Voting Rights

Except as provided below, the holders of Series 2 Preferred Stock will have no voting rights.

Whenever dividends payable on the Series 2 Preferred Stock have not been declared or paid for a number of Dividend Periods, whether or not consecutive, which in the aggregate is equivalent to six Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series 2 Preferred Stock, voting as a class with holders of shares of all other series of preferred stock ranking equal with the Series 2 Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (to the extent such other series of preferred stock are entitled to vote pursuant to the terms thereof), will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights with respect to the Series 2 Preferred Stock will continue until all dividends on the shares of Series 2 Preferred Stock are paid in full for at least four Dividend Periods following the Nonpayment. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent Nonpayment. Holders of all series of preferred stock which are granted these voting rights and which rank equal with the Series 2 Preferred Stock will vote as a class. In the event that the holders of shares of the Series 2 Preferred Stock are entitled to vote as described in this paragraph, the board of directors of ML&Co. will be increased by two directors, and the holders of the Series 2 Preferred Stock will have the right as members of that class, as outlined above, to elect two directors at the next annual meeting of stockholders.

Upon termination of the right of the holders of the Series 2 Preferred Stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

So long as any shares of Series 2 Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series 2 Preferred Stock outstanding at the time, voting as a class with all other series of preferred stock ranking equal with the Series 2 Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series 2 Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of ML&Co.; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of ML&Co.’s restated certificate of incorporation or the certificate of designation of the Series 2 Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series 2 Preferred Stock or the holders of the Series 2 Preferred Stock;

provided, however, that any increase in the amount of issued Series 2 Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equal with or junior to the Series 2 Preferred Stock with respect to the payment of dividends (whether such dividends were cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of ML&Co. will not be deemed to adversely affect these rights, preferences, privileges or voting powers. If an amendment, alteration or repeal would adversely affect one or more but not all other series of preferred stock ranking equally with the Series 2 Preferred Stock, then only the series affected shall vote as a class in lieu of all other such series of preferred stock.

Without the consent of the holders of the Series 2 Preferred Stock, so long as such action does not adversely affect the interests of holders of Series 2 Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series 2 Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designation for the Series 2 Preferred Stock that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series 2 Preferred Stock that is not inconsistent with the provisions of the certificate of designation.

On matters requiring their consent or approval, holders of Series 2 Preferred Stock will be entitled to three votes per share of Series 2 Preferred Stock.

Transfer Agent and Registrar

JPMorgan Chase Bank, N.A. will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series 2 Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

General

Each depositary share will represent a 1/1200th ownership interest in a share of Series 2 Preferred Stock. The shares of Series 2 Preferred Stock represented by depositary shares will be deposited under a deposit agreement among ML&Co., JPMorgan Chase Bank, N.A., as the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of Series 2 Preferred Stock represented by such depositary share, to all the rights and preferences of the Series 2 Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following the issuance of the Series 2 Preferred Stock, we will deposit the Series 2 Preferred Stock with the depositary, which will then issue the depositary shares to the underwriter. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request, and the following summary is qualified in its entirety by reference thereto.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other distributions received in respect of the Series 2 Preferred Stock to the record holders of depositary shares in proportion to the number of such depositary shares owned by such holders. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

The depositary will distribute all cash dividends and other distributions received in respect of the Series 2 Preferred Stock only in an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent ($0.01). Any balance not so distributable will be held by the depositary and will be added to the next sum received by the depositary for distribution. The depositary will not be liable for interest on amounts held for later distribution.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the Series 2 Preferred Stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the Series 2 Preferred Stock on the basis of one share of Series 2 Preferred Stock for each one thousand two hundred (1,200) depositary shares, but holders of such whole shares of Series 2 Preferred Stock will not thereafter be entitled to receive depositary shares in exchange therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of Series 2 Preferred Stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of Series 2 Preferred Stock be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

If we redeem the Series 2 Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of Series 2 Preferred Stock held by the depositary. The redemption price per depositary share will be equal to

1/1200th of the redemption price per share payable with respect to the Series 2 Preferred Stock. Whenever we redeem shares of Series 2 Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of Series 2 Preferred Stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Series 2 Preferred Stock

Upon receipt of notice of any meeting at which holders of the Series 2 Preferred Stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to Series 2 Preferred Stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the Series 2 Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of Series 2 Preferred Stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of Series 2 Preferred Stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of Series 2 Preferred Stock to the extent it does not receive specific instructions from the holders of depositary shares representing Series 2 Preferred Stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions, or voting or redemption rights, two-thirds) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (i) all outstanding depositary shares have been redeemed, (ii) there has been a final distribution in respect of the Series 2 Preferred Stock in connection with any liquidation, dissolution or winding up of ML&Co. and such distribution has been distributed to the holders of depositary receipts, or (iii) upon consent of holders of depositary receipts representing not less than two-thirds of the depositary shares then outstanding.

Taxes and Other Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the Series 2 Preferred Stock and any redemption of the Series 2 Preferred Stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts and as a result the amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series 2 Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution on, or to effect any transfer of a depositary receipt or any withdrawal of shares of Series 2 Preferred Stock evidenced thereby until all such taxes and other governmental charges with respect to such depositary receipt or such shares of Series 2 Preferred Stock are paid by the holder thereof.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the Series 2 Preferred Stock.

Neither the depositary nor we will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or Series 2 Preferred Stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Series 2 Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following describes the material United States federal income tax considerations related to the ownership of depositary shares each representing a 1/1200th interest in a share of Series 2 Preferred Stock as of the date hereof. Holders of depositary shares will be treated as if they own an interest in the underlying Series 2 Preferred Stock for United States federal income tax purposes. Except where noted, this discussion deals only with depositary shares purchased in this offering and held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, regulated investment companies, tax-exempt entities, insurance companies, persons holding depositary shares as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons owning, actually or constructively, 10% or more of our stock for United States federal income tax purposes, investors in pass-through entities or United States holders (as defined below) of the depositary shares whose “functional currency” is not the United States dollar. Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion does not address taxes imposed by any state, local or foreign taxing jurisdiction. Persons considering the purchase, ownership or disposition of depositary shares should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, “United States holder” generally means a beneficial owner of a depositary share representing a 1/1200th interest in a share of Series 2 Preferred Stock that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) an estate whose income is subject to United States federal income taxation regardless of its source, or (4) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, the term “non-United States holder” means a beneficial owner of a depositary share representing a 1/1200th interest in a share of Series 2 Preferred Stock that is not a United States holder.

United States Holders

Dividends.    Dividends paid on shares of the Series 2 Preferred Stock will be treated as dividends for United States federal income tax purposes to the extent paid out of ML&Co.’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income. Although ML&Co. expects that its current and accumulated earnings and profits will be such that all dividends paid with respect to the Series 2 Preferred Stock will qualify as dividends for United States federal income tax purposes, ML&Co. cannot guarantee that result. ML&Co.’s accumulated earnings and profits and its current earnings and profits in future years will depend in significant part on its future profits or losses, which it cannot accurately predict. To the extent that the amount of any dividend paid on shares of the Series 2 Preferred Stock exceeds ML&Co.’s current and accumulated earnings and profits attributable to those shares, the dividend will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in your interest in such shares of the Series 2 Preferred Stock. This reduction in tax basis would increase any gain, or reduce any loss realized by you on the subsequent sale, redemption or other disposition of your interest in shares of the Series 2 Preferred Stock. The amount of any such dividend in excess of your adjusted tax basis will then be taxed as capital gain. For purposes of the remainder of this discussion, it is assumed that dividends paid on shares of the Series 2 Preferred Stock will constitute dividends for United States federal income tax purposes.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the interest in the share of Series 2 Preferred Stock with respect to which the dividend is paid is held by you for less than 46 days, excluding any day that is more than 45 days after the ex-dividend date. (A 91-day minimum holding period applies to certain dividend arrearages.)

Under current law, if you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% through December 31, 2008, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that you elect to treat the dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to you with respect to an interest in any share of the Series 2 Preferred Stock that is held by you for less than 61 days, excluding any day that is more than 60 days after the ex-dividend date. (A 91-day minimum holding period applies to certain dividend arrearages.)

In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of shares of Series 2 Preferred Stock or substantially identical stock or securities, (b) are the grantor of an option to buy shares of Series 2 Preferred Stock or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more other positions with respect to substantially similar or related property. The United States Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends-received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

If you are a corporation, you should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends-received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its tax basis in stock with respect to certain “extraordinary dividends”, as provided under section 1059 of the Code. You should consult your own tax advisor in determining the application of these rules in light of your particular circumstances.

Dispositions, including Redemptions.    A sale, exchange, redemption or other disposition of an interest in a share of Series 2 Preferred Stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in such interest in a share of Series 2 Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the interest in the share of Series 2 Preferred Stock exceeds one year. Under current law, if you are an individual, net capital gain realized by you is subject to a reduced maximum tax rate of 15%. After December 31, 2008, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to dividends paid on shares of the Series 2 Preferred Stock, and the proceeds of a sale of an interest in shares of the Series 2 Preferred Stock to United States holders other than certain exempt recipients (such as corporations). A backup withholding tax at the applicable statutory rate will apply to such payments if the United States holder fails to provide in the required manner a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (the “IRS”).

Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of a depositary share representing a 1/1200th interest in a share of Series 2 Preferred Stock. Special rules may apply to certain non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Dividends.    In general, dividends paid to you will be subject to withholding of United States federal income tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States are generally exempt from the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates (assuming, if required by an applicable treaty, the dividends are attributable to a permanent establishment maintained by you within the United States). You must comply with certification and disclosure requirements (e.g., IRS Form W-8ECI) in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A non-United States holder who wishes to claim the benefit of an applicable income tax treaty rate, and avoid backup withholding as discussed below, will be required to satisfy the certification requirements (e.g., IRS Form W-8BEN) of applicable United States Treasury regulations. Special rules apply to claims for treaty benefits made by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders. The application of these rules depends upon your particular circumstances and, therefore, you should consult your own tax advisor regarding your eligibility for such benefits.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may be entitled to obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions, including Redemptions.    You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of an interest in a share of the Series 2 Preferred Stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange, redemption or other disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

In general, gain that is effectively connected with the conduct of a trade or business within the United States will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally, and, for corporate non-United States holders and under some circumstances, the branch profits tax, but will not be subject to withholding. Non-United States holders should consult any applicable income tax treaties that may provide for different rules.

United States Federal Estate Taxes.    If you are an individual, interests in shares of the Series 2 Preferred Stock owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise.

Information Reporting and Backup Withholding.    We will be required to report annually to the IRS and to you the amount of dividends paid to you and any tax withheld from dividend payments made to you, regardless of whether withholding was required. We may make available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty copies of the information returns reporting the dividends and withholding.

Backup withholding at the applicable statutory rate generally will apply to dividends paid to you unless you satisfy the certification requirements (e.g., by providing an IRS Form W-8BEN) of applicable United States Treasury regulations or otherwise establish an exemption.

Payment of the proceeds of a sale of an interest in a share of the Series 2 Preferred Stock to you within the United States or conducted through certain United States related financial intermediaries will be subject to both backup withholding and information reporting unless (1)(a) you certify under penalties of perjury that you are a non-United States holder (e.g., on an IRS Form W-8BEN) and (b) the payor does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your United States federal income tax liability provided the required information is provided to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the depositary shares, the Series 2 Preferred Stock and other securities. For further information on us and the depositary shares, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes our restated certificate of incorporation and material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, or MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement, to purchase from ML&Co. depositary shares, each representing a 1/1200th ownership interest in a share of Series 2 Preferred Stock. The underwriting agreement provides that the obligation of the underwriter is subject to certain conditions and that the underwriter will be obligated to purchase all of the depositary shares if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the depositary shares directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $             per depositary share. After the initial public offering, the public offering price may be changed. The underwriter is offering the depositary shares subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co. In no event will the underwriting discount received by MLPF&S, the sole NASD member participating in the distribution of the depositary shares, exceed 8% of the aggregate principal amount of the offering.

ML&Co. has granted the underwriter an option exercisable for 30 days after the date hereof to purchase up to an additional              depositary shares to cover overallotments, if any, at the initial public offering price, less the underwriting discount. If the underwriter exercises this option, the underwriter will have a firm commitment, subject to certain conditions, to purchase these additional depositary shares.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in the distribution of the depositary shares. Accordingly, the offering of the depositary shares will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the depositary shares. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the depositary shares.

If the underwriter creates a short position in the depositary shares in connection with the offering, i.e., if it sells more depositary shares than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing the depositary shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of depositary shares an underwriter has agreed to purchase from the issuer. Neither ML&Co. nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither ML&Co. nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Subject to obtaining the approval of the New York Stock Exchange, MLPF&S in the course of its business as a broker-dealer may engage in market-making transactions in the depositary shares. MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to any market-making transactions. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Application will be made to list the depositary shares on the New York Stock Exchange. If approved for listing, trading of the depositary shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the depositary shares.

We have agreed to indemnify the underwriter against, or contribute to payments that the underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter may engage in transactions with and perform services for ML&Co. in the ordinary course of business.

LEGAL MATTERS

The validity of the Series 2 Preferred Stock and the depositary shares will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The restated consolidated financial statements and the related restated financial statement schedule incorporated in this prospectus by reference from Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2 to the consolidated financial statements) (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the consolidated financial statements) (which express unqualified opinions and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the restated unaudited interim condensed consolidated financial information for the periods ended March 26, 2004 and March 28, 2003, June 25, 2004 and June 27, 2003 and September 24, 2004 and September 26, 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports dated May 4, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements), August 2, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) and November 1, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) included in Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that restated unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the restated unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

 P R O S P E C T U S

Merrill Lynch & Co., Inc.

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock

We may offer from time to time in one or more series, together or separately:

•	debt securities;

•	warrants;

•	preferred stock;

•	depositary shares; and

•	common stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “MER” and also on the Chicago Stock Exchange, the Pacific Exchange, Euronext Paris S.A., the London Stock Exchange and the Tokyo Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus is February 25, 2005.

MERRILL LYNCH & CO., INC.

We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Investment Managers, L.P., Merrill Lynch Investment Managers Limited, Merrill Lynch Bank U.S.A., Merrill Lynch Bank & Trust Co., Merrill Lynch International Bank Limited, Merrill Lynch Japan Securities Co., Ltd., Merrill Lynch Canada, Inc. and Merrill Lynch Insurance Group, Inc., provides investment, financing, advisory, insurance, and related products and services on a global basis, including:

•	securities brokerage, trading and underwriting;

•	commodities trading;

•	investment banking, strategic services (including mergers and acquisitions), and other corporate finance advisory activities;

•	wealth management products and services, including financial, retirement and generational planning;

•	asset management and investment advisory services and related record keeping services;

•	origination, brokerage, dealer and related activities in swaps, options, forwards, exchange-traded futures, other derivatives and foreign exchange products;

•	securities clearance, settlement financing services and prime brokerage;

•	equity, debt, foreign exchange and economic research;

•	private equity and other principal investment activities;

•	banking, trust and lending services, including deposit taking, commercial and mortgage lending and related services; and

•	insurance and annuities sales and annuity underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

Our principal executive office is located at 4 World Financial Center, New York, New York 10080; our telephone number is (212) 449-1000.

If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

In this prospectus, “ML&Co.”, “we”, “us” and “our” refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of all the securities offered under this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include financing the activities of our subsidiaries, financing our assets and those of our subsidiaries, lengthening the average maturity of our borrowings and financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to lengthen the average maturity of our borrowings. To the extent that securities being purchased for resale by our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this prospectus as MLPF&S, are not resold, the aggregate proceeds that we and our subsidiaries would receive would be reduced.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended Last Friday in December					For the Nine Months Ended September 24,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	1.26	1.27	0.99	1.23	1.63	1.58
Ratio of earnings to combined fixed charges and preferred stock dividends	1.26	1.26	0.98	1.23	1.62	1.57

For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes, excluding undistributed earnings (loss) from equity investees, and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements. “Fixed charges” consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries and capitalized interest.

For the 2001 fiscal year, earnings were insufficient to cover fixed charges and combined fixed charges and preferred dividend requirements by $235 million and $289 million, respectively.

THE SECURITIES

ML&Co. intends to sell its securities from time to time. These securities may include the following, in each case, as specified by ML&Co. at the time of offering:

•	common stock;

•	preferred stock which may be:

•	convertible into preferred stock or common stock;

•	exchangeable for debt securities, preferred stock or depositary shares representing preferred stock;

•	depositary shares representing preferred stock;

•	debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock;

•	warrants to purchase debt securities;

•	warrants to purchase shares of common stock;

•	warrants to purchase shares of preferred stock;

•	warrants entitling the holders to receive from ML&Co. a payment or delivery determined by reference to decreases or increases in the level of an index or portfolio (“Index Warrants”) based on:

•	one or more equity or debt securities;

•	any statistical measure of economic or financial performance such as a currency or a consumer price or mortgage index; or

•	the price or value of any commodity or any other item or index; and

•	warrants to receive from ML&Co. the cash value in U.S. dollars of the right to purchase (“Currency Call Warrants”) or to sell (“Currency Put Warrants” and, together with the Currency Call Warrants, the “Currency Warrants”) specified foreign currencies or units of two or more specified foreign currencies.

We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. We will offer the securities to the public on terms determined by market conditions at the time of sale. The terms will be described in a prospectus supplement relating to the specific issue of securities.

ML&Co. will offer up to $39,390,000,000 aggregate public offering price of the securities or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by ML&Co. at the time of offering, subject to reduction on account of the sale of other securities under the registration statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise specified in a prospectus supplement, the senior debt securities are to be issued under an indenture (the “Senior Indenture”), dated as of April 1, 1983, as amended and restated through the date of this prospectus and as it may be further amended in the future, between ML&Co. and JPMorgan Chase Bank, N.A., as trustee. Unless otherwise specified in a prospectus supplement, the subordinated debt securities are to be issued under an indenture (the “Subordinated Indenture”), between ML&Co. and JPMorgan Chase Bank, N.A., as trustee (the “Subordinated Debt Trustee”). The Senior Debt Securities and Subordinated Debt Securities may also be issued under one or more other indentures (each, a “Subsequent Indenture”) and have one or more other trustees (each, a “Subsequent Trustee”). Any Subsequent Indenture relating to senior debt securities will have terms and conditions identical in all material respects to the above-referenced Senior Indenture and any Subsequent Indenture relating to subordinated debt securities will have terms and conditions identical in all material respects to the above-referenced Subordinated Indenture, including, but not limited to, the applicable terms and conditions described below. Any Subsequent Indenture relating to a series of debt securities, and the applicable trustee, will be identified in the applicable prospectus supplement. A copy of each indenture is filed, or, in the case of a Subsequent Indenture, will be filed, as an exhibit to the registration statement relating to the securities. The following summaries of the material provisions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective indentures, including the definitions of terms.

Terms of the Debt Securities

ML&Co. may issue the debt securities from time to time, in one or more series, without limitation as to aggregate principal amount. ML&Co. may issue debt securities upon the satisfaction of conditions, including the delivery to the applicable trustee of a resolution of the Board of Directors of ML&Co., or a committee of the Board of Directors, or a certificate of an officer of ML&Co. who has been authorized by the Board of Directors to take that kind of action, which fixes or establishes the terms of the debt securities being issued. Any resolution or officers’ certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

•	the aggregate principal amount and whether there is any limit upon the aggregate principal amount that ML&Co. may subsequently issue;

•	the stated maturity date;

•	the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	any fixed or variable interest rate or rates per annum and any contingencies relating to changes in any applicable interest rate;

•	any interest payment dates;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	any sinking fund requirements;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the form in which ML&Co. will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether and under what circumstances ML&Co. will pay additional amounts (“Additional Amounts”) under any debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether ML&Co. has the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	whether the debt securities are to be issued in a form other than global form deposited with The Depository Trust Company, also known as DTC;

•	the title and series designation;

•	the minimum denominations;

•	whether, and the terms and conditions relating to when, ML&Co. may satisfy all or part of its obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders of the debt securities, other securities, which may or may not be issued by or be obligations of ML&Co., or a combination of cash, other securities and/or property (“Maturity Consideration”);

•	any additions or deletions in the terms of the debt securities with respect to the Events of Default set forth in the respective indentures;

•	the terms, if any, upon which the debt securities are convertible into common stock or preferred stock of ML&Co. and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	whether, and the terms and conditions relating to when, holders may transfer the debt securities separately from warrants if the debt securities and warrants are issued together; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific debt securities being offered. ML&Co. may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See “Description of Debt Warrants”. Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Prospective purchasers of debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

ML&Co. will issue each series of debt securities, as described in the applicable prospectus supplement, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the applicable prospectus supplement. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charges imposed in connection with any registration of transfer or exchange. Each indenture provides that ML&Co. may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

The provisions of the indentures permit ML&Co., without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness of ML&Co. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

ML&Co. will pay or deliver principal and any premium, Additional Amounts, Maturity Consideration and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at its option, ML&Co. may pay any interest and any Additional Amounts by check mailed to the holders of registered debt securities at their registered addresses.

Holders may present debt securities for exchange, and registered debt securities for registration of transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, pertaining to the debt securities by delivery. There will be no service charge for any registration of transfer or exchange of debt securities, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Unless otherwise indicated in the applicable prospectus supplement, ML&Co. will issue the debt securities under the indentures. If so specified in a prospectus supplement, ML&Co. may issue senior or subordinated debt securities under a separate indenture which provides for a single issue of zero coupon convertible senior or subordinated debt securities, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. If ML&Co. issues debt securities under any indenture, the applicable prospectus supplement will set forth the terms of the debt securities and will identify the applicable indenture and trustee.

Merger and Consolidation

ML&Co. may consolidate or merge with or into any other person, and ML&Co. may sell, lease or convey all or substantially all of its assets to any person, provided that:

•	the resulting person, if other than ML&Co., is a person organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.’s obligations to:

•	pay or deliver the principal of, and any premium, Additional Amounts, Maturity Consideration and interest on, the debt securities; and

•	perform and observe all of ML&Co.’s other obligations under the indentures, and

•	ML&Co. or any successor person, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

Modification and Waiver

Each indenture may be modified and amended by ML&Co. and the applicable trustee without the consent of the holders for, among others, one or more of the following purposes:

•	to evidence the succession of another person to ML&Co., and the assumption by any such successor of the covenants under the indenture and in the debt securities;

•	to add to the covenants, for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon ML&Co. under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the debt securities of one or more series and to add or change any of the provisions of the indenture that is necessary to provide for or facilitate the administration of the trusts thereunder by the trustee in accordance with such indenture; or

•	to cure any ambiguity, to correct or supplement any provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of the debt securities of any series or any related coupons are not adversely affected in any material respect.

Each indenture may be modified and amended by ML&Co. and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or aggregate issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, no amendment or modification to any indenture may:

•	change the stated maturity of the principal or Maturity Consideration of, or any installment of interest or Additional Amounts on, any debt security or any premium payable on redemption, or change the redemption price;

•	reduce the principal amount of, or the interest or Additional Amounts payable on, or reduce the amount or change the type of Maturity Consideration deliverable on, any debt security or reduce the amount of principal or Maturity Consideration which could be declared due and payable before the stated maturity;

•	change the place or currency of any delivery or payment of principal or Maturity Consideration of, or any premium, interest or Additional Amounts on any debt security;

•	impair the right to institute suit for the enforcement of any delivery or payment on any debt security;

•	reduce the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the applicable indenture; or

•	modify the foregoing requirements or reduce the percentage in principal amount or aggregate issue price of outstanding debt securities necessary to waive any past default to less than a majority.

No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.’s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture and waive compliance by ML&Co. with certain provisions of that indenture, except as described below under “—Events of Default”.

Events of Default

Each of the following will be an Event of Default with respect to each series of debt securities issued under each indenture:

•	default in the payment of any interest or Additional Amounts when due, and continuing for 30 days;

•	default in the payment of any principal or premium, when due;

•	default in the delivery or payment of the Maturity Consideration when due;

•	default in the deposit of any sinking fund payment, when due;

•	default in the performance of any other obligation of ML&Co. contained in the applicable indenture for the benefit of that series or in the debt securities of that series, and continuing for 60 days after written notice as provided in the applicable indenture or debt securities;

•	specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

•	any other Event of Default provided with respect to debt securities of that series.

If an Event of Default occurs and is continuing for any series of debt securities, the applicable trustee or the holders of at least 25% in principal amount or aggregate issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, due and payable or deliverable immediately. At any time after the applicable trustee or the holders have made a declaration of acceleration with respect to the debt securities of any series but before the applicable trustee has obtained a judgment or decree for payment of money due, the holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an Event of Default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in respect of an obligation of ML&Co. contained in, or a provision of, any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture. Subject to the provisions of each indenture relating to the duties of the appropriate trustee, before proceeding to exercise any right or power under an indenture at the direction of the holders, the applicable trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

ML&Co. will be required to furnish to each trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the applicable indenture.

Special Terms Relating to the Senior Debt Securities

Limitations Upon Liens

ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume or incur any indebtedness for borrowed money secured by a pledge of, lien on or security interest in, other than any liens specifically permitted by the Senior Indenture, the Voting Stock of any Significant Subsidiary, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

“Voting Stock” is defined in the Senior Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a person provided that, for the purposes of the Senior Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered Voting Stock whether or not the event has happened.

“Significant Subsidiary” is defined in the Senior Indenture as any majority-owned subsidiary the consolidated net worth of which constituted at least 15 percent of the consolidated net worth of ML&Co. as of the end of the most recently completed fiscal year.

Special Terms Relating to the Subordinated Debt Securities

Upon any distribution of assets of ML&Co. resulting from any dissolution, winding up, liquidation or reorganization, payments on subordinated debt securities are subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of ML&Co. to make payments on the subordinated debt securities will not otherwise be affected. ML&Co. may not make any payment on subordinated debt securities at any time when there is a default in the payment or delivery of any amounts due on any senior indebtedness, including payment of any sinking fund. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness, in the event of a distribution of assets upon insolvency, some creditors of ML&Co. may recover more, ratably, than holders of subordinated debt securities. Holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to the extent of payments made on senior indebtedness upon any distribution of assets in any proceedings in respect of subordinated debt securities.

As of September 24, 2004, a total of approximately $107.3 billion of ML&Co.’s indebtedness was senior indebtedness.

Special Terms Relating to Convertible Debt Securities

The following provisions will apply to debt securities that will be convertible into common stock or preferred stock of ML&Co. unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities.

The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock or preferred stock of ML&Co. as specified in the prospectus supplement, at the conversion rate per principal amount of convertible debt securities set forth in the applicable prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the applicable prospectus supplement, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the applicable indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

•	the issuance of shares of ML&Co. common stock as a dividend;

•	subdivisions and combinations of ML&Co. common stock;

•	the issuance to all holders of ML&Co. common stock of rights or warrants entitling holders to subscribe for or purchase shares of ML&Co. common stock at a price per share less than the current market price per share; and

•	the distribution to all holders of ML&Co. common stock of:

•	shares of ML&Co. capital stock other than common stock;

•	evidences of indebtedness of ML&Co. or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

•	subscription rights or warrants other than those referred to above.

In any case, unless otherwise stated in the applicable prospectus supplement, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. ML&Co. will not issue any fractional shares of ML&Co. common stock upon conversion, but, instead, ML&Co. will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into common stock of ML&Co. which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive.

ML&Co. will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with ML&Co. to purchase convertible debt securities and convert them into common stock or preferred stock of ML&Co., as the case may be.

Depositary

Description of the Global Securities

Upon issuance, the debt securities will be represented by one or more fully registered global securities. Unless stated otherwise in the applicable prospectus supplement or pricing supplement, each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for a debt security in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, the beneficial owners of the debt securities represented by a global security will not be entitled to have the debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

The following is based on information furnished by DTC:

DTC will act as securities depositary for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered global securities will be issued for the debt securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all debt securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

Principal, premium, if any, and/or interest, if any, payments made in cash on the debt securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of like tenor and term are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its debt securities repaid by ML&Co., through its participant, to the trustee, and will effect delivery of the applicable debt securities by causing the direct participant to transfer the participant’s interest in the global security, on the depositary’s records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security representing such debt securities are transferred by direct participants on the depositary’s records.

Exchange for Certificated Securities

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

•	ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities,

the global securities will be exchangeable for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of the principal amount per unit and integral multiples of the principal amount per unit. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, debt securities certificates are required to be printed and delivered.

ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, debt securities certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Clearstream, Luxembourg and Euroclear Procedures

The following is based on information furnished by Clearstream, Luxembourg or Euroclear, as the case may be:

For certain securities, as will be indicated in the applicable prospectus supplement, investors may elect to hold interests in the global securities through either the depositary, in the United States, or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositories, which in turn will hold interests in the registered global securities in customers’ securities accounts in the depositories’ names on the books of the depositary. At the present time, Citibank, N.A. will act as U.S. depository for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. as U.S. depository for Euroclear (the “U.S. Depositaries”). Except as set forth below or in the accompanying prospectus supplement, the registered global securities may be transferred, in whole but not in part, only to the depositary, another nominee of the depositary or to a successor of the depositary or its nominee.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of securities offered by this prospectus and the accompanying prospectus supplement. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to the securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”).

The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of securities offered by this prospectus and the accompanying prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Secondary market trading between depositary participants will occur in the ordinary way in accordance with the depositary’s rules. Secondary market trading between Clearstream, Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected within the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depositary, and making or receiving payment in accordance with normal procedures. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream, Luxembourg Participants on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a depositary participant will be received with value on the business day of settlement in the depositary but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

Although the depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Settlement for the debt securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the debt securities are maintained in book-entry form.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEBT WARRANTS

ML&Co. may issue warrants for the purchase of debt securities (“Debt Warrants”). The Debt Warrants are to be issued under debt warrant agreements to be entered into between ML&Co. and a bank or trust company, as debt warrant agent, as set forth in the prospectus supplement relating to the specific issue of Debt Warrants being offered. We have filed a copy of the form of debt warrant agreement, including the form of warrant certificates representing the Debt Warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of Debt Warrants, as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the debt warrant agreement and the debt warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificates, respectively, including the definitions of terms.

Terms of the Debt Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Debt Warrants being offered, the debt warrant agreement relating to the Debt Warrants and the debt warrant certificates representing the Debt Warrants, including the following:

•	the designation and aggregate principal amount of the debt securities that the holder of a Debt Warrant may purchase upon exercise of the Debt Warrant and the price at which the purchase may be made;

•	the designation and terms of any debt securities issued with or purchasable upon exercise of the Debt Warrants, including whether the debt securities will be senior debt securities or subordinated debt securities and under which indenture the debt securities will be issued;

•	the procedures and conditions relating to the exercise of the Debt Warrants;

•	the number of Debt Warrants issued with each debt security;

•	any date on and after which the Debt Warrants and any related debt securities are separately transferable;

•	the date on which the right to exercise the Debt Warrants begins and expires;

•	whether the Debt Warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	any circumstances which will cause the Debt Warrants to be deemed to be automatically exercised;

•	the identity of the debt warrant agent; and

•	any other terms of the Debt Warrants which are not inconsistent with the provisions of the debt warrant agreement.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations. Holders may exercise Debt Warrants at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise of the Debt Warrants and will not be entitled to payment or delivery of any amounts which may be due on the debt securities purchasable upon exercise of the Debt Warrants.

Prospective purchasers of Debt Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Debt Warrants and to the debt securities purchasable upon exercise of the Debt Warrants. The prospectus supplement relating to any issue of Debt Warrants will describe these considerations.

Ranking

The Debt Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the debt warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Debt Warrants will be issued in the form of global debt warrant certificates, registered in the name of a depositary or its nominee. Except as may otherwise be provided in the applicable prospectus supplement, beneficial owners will not be entitled to receive definitive certificates representing Debt Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Debt Warrants represented by definitive certificates. A beneficial owner’s interest in a Debt Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Debt Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Debt Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Debt Warrants

Each Debt Warrant will entitle the holder to purchase for cash a principal amount of debt securities at the exercise price set forth in, or determined in the manner set forth in, the applicable prospectus supplement. Holders may exercise Debt Warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Debt Warrants will become void.

Holders may exercise Debt Warrants in the manner described in the applicable prospectus supplement. Upon receipt of payment and properly completed and duly executed debt warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, forward the debt securities purchased. If less than all of the Debt Warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of Debt Warrants.

Listing

ML&Co. may list an issue of Debt Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

DESCRIPTION OF CURRENCY WARRANTS

ML&Co. may issue “Currency Warrants” either in the form of:

•	“Currency Put Warrants” entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or

•	“Currency Call Warrants” entitling the holders to receive from ML&Co. the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars.

ML&Co. may issue the Currency Warrants under a currency put warrant agreement or a currency call warrant agreement, as applicable, to be entered into between ML&Co. and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement relating to Currency Warrants being offered. Copies of the forms of currency put warrant agreement and currency call warrant agreement, including the forms of certificates representing the Currency Put Warrants and Currency Call Warrants, reflecting the provisions to be included in the currency warrant agreements that will be entered into with respect to particular offerings of Currency Warrants, are filed as exhibits to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the currency warrant agreements and the currency warrant certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the currency warrant agreements and the currency warrant certificates, respectively, including the definitions of terms.

Terms of the Currency Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Currency Warrants being offered, the currency warrant agreement relating to the Currency Warrants and the currency warrant certificates representing the Currency Warrants, including the following:

•	whether the Currency Warrants are Currency Put Warrants, Currency Call Warrants, or both;

•	the formula for determining the cash settlement value of each Currency Warrant;

•	the procedures and conditions relating to the exercise of the Currency Warrants;

•	any circumstances other than those described below under “—Exercise of Currency Warrants” and “—Listing” that will cause the Currency Warrants to be deemed to be automatically exercised;

•	any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise;

•	the date on which the right to exercise the Currency Warrants begins and expires;

•	the identity of the currency warrant agent; and

•	any other terms of the Currency Warrants that are not inconsistent with the provisions of the applicable currency warrant agreement.

Prospective purchasers of Currency Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Currency Warrants. The prospectus supplement relating to any issue of Currency Warrants will describe these considerations, if they apply.

Ranking

The Currency Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the currency warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Currency Warrants unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Currency Warrants represented by definitive certificates. A beneficial owner’s interest in a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner’s account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Currency Warrants

Each Currency Warrant will entitle the holder to the cash settlement value of that Currency Warrant on the applicable exercise date as described in the applicable prospectus supplement. If a Currency Warrant has more than one exercise date and is not exercised before the time specified in the applicable prospectus supplement, on the fifth business day preceding the expiration date, the Currency Warrants will be deemed automatically exercised.

Listing

ML&Co. will apply to list each issue of Currency Warrants on a national securities exchange. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, any exchange, the expiration date for the exercise of the Currency Warrants will be the date the delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on the business day immediately preceding the expiration date. Under the applicable currency warrant agreement, ML&Co. will agree not to seek delisting of the Currency Warrants, or suspension of their trading, on any exchange.

DESCRIPTION OF INDEX WARRANTS

ML&Co. may issue from time to time “Index Warrants” consisting of index put warrants or index call warrants. Subject to applicable law, ML&Co. will pay or deliver consideration on each Index Warrant in an amount determined by reference to the level or value of an index such as:

•	an equity or debt security, or a portfolio or basket of indices or securities, which may include the price or yield of securities;

•	any statistical measure of economic or financial performance, which may include any currency or consumer price, or mortgage index; or

•	the price or value of any commodity or any other item or index or any combination.

The payment or delivery of any consideration on any index put warrant will be determined by the decrease in the level or value of the applicable index and the payment or delivery of any consideration on any index call warrant will be determined by the increase in the level or value of the applicable index.

Method of Issuance

Index Warrants issued without a Minimum Expiration Value will be issued under one or more index warrant agreements to be entered into between ML&Co. and a bank or trust company, as index warrant agent, as set forth in the prospectus supplement relating to the specific issue of Index Warrants. The index warrant agent will act solely as the agent of ML&Co. under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any index warrantholders. A single bank or trust company may act as index warrant agent for more than one issue of Index Warrants.

Index Warrants issued with a Minimum Expiration Value will be issued under one or more index warrant trust indentures to be entered into between ML&Co. and a corporation or other person permitted by the Trust Indenture Act of 1939, as amended from time to time, to act as index warrant trustee, as set forth in the prospectus supplement relating to the Index Warrants. Any index warrant trust indenture will be qualified under the Trust Indenture Act. To the extent allowed by the Trust Indenture Act, a single qualified corporation may act as index warrant trustee for more than one issue of Index Warrants.

ML&Co. has filed forms of the index warrant agreement and the index warrant trust indenture and the related global index warrant certificates as exhibits to the registration statement of which this prospectus is a part. The summaries set forth in this section of the material provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the index warrant agreement, the index warrant trust indenture and the global index warrant certificates, respectively.

Unless otherwise specified in the accompanying prospectus supplement, payments, if any, upon exercise of the Index Warrants will be made in U.S. dollars. The Index Warrants will be offered on terms to be determined at the time of sale. ML&Co. will have the right to reopen a previous issue of Index Warrants and to issue additional Index Warrants of that issue without the consent of any index warrantholder.

Terms of the Index Warrants

The applicable prospectus supplement will describe the specific issue of Index Warrants being offered, the indenture or agreement under which the Index Warrants will be issued, as the case may be, and the index warrant certificates representing the Index Warrants, including the following:

•	whether the Index Warrants to be issued will be index put warrants, index call warrants or both;

•	the aggregate number and initial public offering price or purchase price;

•	the applicable index;

•	whether the Index Warrants will be deemed automatically exercised as of a specified date or whether the Index Warrants may be exercised during a period and the date on which the right to exercise the Index Warrants commences and expires;

•	the manner in which the Index Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of the Index Warrants;

•	any minimum number of the Index Warrants exercisable at any one time;

•	any maximum number of the Index Warrants that may, subject to ML&Co.’s election, be exercised by all index warrantholders, or by any person or entity, on any day;

•	any provisions permitting an index warrantholder to condition an exercise notice on the absence of certain specified changes in the level of the applicable index after the exercise date, any provisions permitting ML&Co. to suspend exercise of the Index Warrants based on market conditions or other circumstances and any other special provision relating to the exercise of the Index Warrants;

•	any provisions for the automatic exercise of the Index Warrants other than at the expiration date;

•	any provisions permitting ML&Co. to cancel the Index Warrants upon the occurrence of certain events;

•	any additional circumstances that would constitute an Event of Default under the Index Warrants;

•	the method of determining:

•	the payment or delivery, if any, to be made in connection with the exercise or deemed exercise of the Index Warrants (the “Settlement Value”);

•	the minimum payment or delivery, if any, to be made upon expiration of the Index Warrants (the “Minimum Expiration Value”);

•	the payment or delivery to be made upon the exercise of any right which ML&Co. may have to cancel the Index Warrants; and

•	the value of the index;

•	in the case of Index Warrants relating to an index for which the trading prices of underlying securities, commodities or rates are expressed in a foreign currency, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars, or any other currency or composite currency in which the Index Warrants are payable;

•	any method of providing for a substitute index or otherwise determining the payment or delivery to be made in connection with the exercise of the Index Warrants if the index changes or ceases to be made available by its publisher;

•	any time or times at which ML&Co. will make payment or delivery on the Index Warrants following exercise or automatic exercise;

•	any provisions for issuing the Index Warrants in other than book-entry form;

•	if the Index Warrants are not issued in book-entry form, any place or places at which ML&Co. will make payment or delivery on cancellation and any Minimum Expiration Value of the Index Warrants;

•	any circumstances that will cause the Index Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Index Warrants;

•	the identity of the index warrant agent; and

•	any other terms of the Index Warrants which are not inconsistent with the provisions of the index warrant agreement.

Prospective purchasers of Index Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the Index Warrants. The prospectus supplement relating to any issue of Index Warrants will describe these considerations, if they apply.

Ranking

The Index Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the index warrantholders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

Payment and Delivery

If specified, and under the circumstances described in the prospectus supplement:

•	ML&Co. will pay or deliver to each index warrantholder an amount equal to the greater of the applicable Settlement Value and a Minimum Expiration Value of the Index Warrants;

•	upon cancellation of the Index Warrants by ML&Co. which may occur upon specified events, ML&Co. will pay or deliver to each index warrantholder an amount specified in the prospectus supplement; and

•	following the occurrence of an extraordinary event, the Settlement Value of an Index Warrant may, at the option of ML&Co., be determined on a different basis, including in connection with automatic exercise at expiration.

Unless otherwise specified in the related prospectus supplement, the Index Warrants will be deemed to be automatically exercised upon expiration or any earlier date that may be specified. Upon any automatic exercise, ML&Co. will deliver or pay to each index warrantholder an amount equal to the Settlement Value of the Index Warrants, except that holders of Index Warrants having a Minimum Expiration Value will be entitled to receive a payment or delivery equal to the greater of the Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Index Warrants, as well as any additional circumstances resulting in the automatic exercise of the Index Warrants, will be specified in the applicable prospectus supplement.

Cancellation or Postponement

If so specified in the applicable prospectus supplement, ML&Co. may cancel the Index Warrants. In addition, ML&Co. may delay or postpone the exercise or valuation of, or payment or delivery for, the Index Warrants upon the occurrence of an extraordinary event. Any extraordinary events relating to an issue of Index Warrants will be described in the applicable prospectus supplement. Upon cancellation, the related index warrantholders will be entitled to receive only the applicable payment or delivery on cancellation specified in the applicable prospectus supplement. The amount payable or deliverable upon cancellation may be either a predetermined amount or an amount that varies during the term of the Index Warrants in accordance with a schedule or formula.

Waiver of Default

If ML&Co. defaults with respect to any of its obligations under any Index Warrants issued with a Minimum Expiration Value under an index warrant trust indenture, the index warrantholders of a majority in interest of all outstanding Index Warrants may waive a default, except a default:

•	in the payment or delivery of the Settlement Value, Minimum Expiration Value or payment or delivery of any amount upon cancellation of the Index Warrants; or

•	in respect of a covenant or provision of the applicable index warrant trust indenture which cannot be modified or amended without the consent of each index warrantholder of each outstanding Index Warrant affected.

Modification

ML&Co. and the index warrant agent or index warrant trustee, as the case may be, may amend any index warrant agreement or index warrant indenture and the terms of the related Index Warrants by a supplemental agreement or supplemental indenture (each, a “Supplemental Agreement”), without the consent of the holders of any Index Warrants, for the purpose of:

•	curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or of making any other provisions with respect to matters or questions arising under the index warrant agreement or index warrant trust indenture, as the case may be, which are not inconsistent with the provisions of the respective agreement or indenture or of the Index Warrants;

•	evidencing the succession to ML&Co. and the assumption by the successor of ML&Co.’s covenants contained in the index warrant agreement or the index warrant trust indenture, as the case may be, and the Index Warrants;

•	appointing a successor depositary;

•	evidencing and providing for the acceptance of appointment by a successor index warrant agent or index warrant trustee with respect to the Index Warrants, as the case may be;

•	adding to the covenants of ML&Co., for the benefit of the index warrantholders or surrendering any right or power conferred upon ML&Co. under the index warrant agreement or index warrant trust indenture, as the case may be;

•	issuing Index Warrants in definitive form; or

•	amending the index warrant agreement or index warrant trust indenture, as the case may be, in any manner which ML&Co. may deem to be necessary or desirable and which will not materially and adversely affect the interests of the index warrantholders.

ML&Co. and the index warrant agent may also amend any index warrant agreement or index warrant trust indenture, as the case may be, and the terms of the related Index Warrants, by a Supplemental Agreement, with the consent of the index warrantholders holding not less than 66 2/3% in number of the then outstanding unexercised Index Warrants affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the index warrant agreement or index warrant trust indenture, as the case may be, or of modifying in any manner the rights of the index warrantholders. However, without the consent of each index warrantholder affected, no amendment may be made that:

•	changes the determination, or any aspects of the determination, of the Settlement Value or any payment or delivery to be made on cancellation, or any Minimum Expiration Value of the Index Warrants so as to reduce the payment or delivery to be made upon exercise or deemed exercise,

•	shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the index warrantholders, or

•	reduces the number of outstanding Index Warrants, the consent of whose holders is required for amendment of the index warrant agreement, the index warrant trust indenture or the terms of the related Index Warrants.

Events of Default

Specified events in bankruptcy, insolvency or reorganization of ML&Co. will constitute Events of Default with respect to Index Warrants having a Minimum Expiration Value which are issued under an index warrant trust indenture. Upon the occurrence of an Event of Default, the holders of 25% of unexercised Index Warrants may elect to receive a settlement payment or delivery for any unexercised Index Warrants. Any settlement payment or delivery will immediately become due to the index warrantholders upon any election. Assuming

ML&Co. is able to satisfy its obligations when due under the Index Warrants, the settlement payment or delivery will be an amount equal to the market value of the Index Warrants as of the date ML&Co. is notified of the intended liquidation. The market value of the Index Warrants will be determined by a nationally recognized securities broker-dealer unaffiliated with ML&Co. and mutually selected by ML&Co. and the index warrant trustee.

Merger, Consolidation, Sale, Lease or Other Dispositions

ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

•	the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.’s obligations to:

•	pay or deliver the Settlement Value, any Minimum Expiration Value or any consideration payable or deliverable upon cancellation, if applicable with respect to all the unexercised Index Warrants; and

•	perform and observe all of the obligations and conditions of the index warrant agreement or index warrant trust indenture, as the case may be, to be performed or observed by ML&Co.; and

•	ML&Co. or the successor corporation, as the case may be, is not, immediately after any merger or consolidation, in default under the index warrant agreement or index warrant trust indenture, as the case may be.

Enforceability of Rights by Index Warrantholders

Any index warrantholder may, without the consent of the related index warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive payment or delivery for, its Index Warrants.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Index Warrants will be issued in book-entry form and represented by global Index Warrants, registered in the name of a depositary or its nominee. In that case, index warrantholders will not be entitled to receive definitive certificates representing Index Warrants, unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the Index Warrants represented by definitive certificates. A beneficial owner’s interest in an Index Warrant represented by a global Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Index Warrants held by an individual brokerage firm or other entity for its clients will be maintained on the records of the depositary in the name of the brokerage firm or other entity or its agent. Transfer of ownership of any Index Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Listing

ML&Co. may list an issue of Index Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock which ML&Co. may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, ML&Co.’s restated certificate of incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

Under ML&Co.’s restated certificate of incorporation, ML&Co. is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share. The Board of Directors of ML&Co. has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of December 31, 2004, ML&Co. had 24,957,500 shares of preferred stock available for issuance.

ML&Co. has authorized the issuance of shares of Series A junior preferred stock, par value $1.00 per share, of ML&Co. upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See “Description of Common Stock—Rights to Purchase Series A Junior Preferred Stock”.

In addition, as described under “Description of Depositary Shares”, ML&Co., at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which ML&Co. may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by ML&Co. as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of ML&Co. On November 1, 2004, ML&Co. issued 21,000 shares of perpetual Floating Rate Non-Cumulative Preferred Stock, Series 1 (the “Series 1 Preferred Stock”) represented by 25,200,000 depositary shares. On December 30, 2004, ML&Co. redeemed all of the outstanding shares of 9% Cumulative Preferred Stock, Series A (the “9% Preferred Stock”) and the depositary shares representing such preferred stock. In addition to the Series 1 Preferred Stock, as of December 31, 2004, there was one Special Voting Share outstanding. See “—Outstanding Preferred Stock”. Each series of preferred stock will rank senior to the common stock, and any other stock of ML&Co. that is expressly made junior to that series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, JPMorgan Chase Bank, N.A., will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Because ML&Co. is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of ML&Co., or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable quarterly in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors, fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, ML&Co. will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on the stock books of ML&Co. on each record date, not more than 30 nor less than 10 days preceding the applicable payment date, as shall be fixed by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

ML&Co. may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or otherwise acquire, or make a liquidation payment with respect to the preferred stock of ML&Co. of any series and any other stock of ML&Co. ranking, as to dividends, equal with any other series of preferred stock for any period unless full dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for,

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or

•	in the case of noncumulative preferred stock, such dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock and other stock of ML&Co. ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock, and any other preferred stock and other stock of ML&Co. ranking equally as to dividends (whether cumulative or noncumulative) shall be declared pro rata so that the amount of dividends declared per share on that series of preferred stock, and all such other stock of ML&Co. shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior dividend periods) and all such other stock bear to each other.

ML&Co. may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or otherwise acquire, or make a liquidation payment with respect to, any of its common stock or any other stock of ML&Co. ranking as to dividends or distribution of assets junior to any series of preferred stock unless full dividends have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for,

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period;

except for (x) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock or other of capital stock of ML&Co. ranking junior to that series of preferred stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co., (y) redemptions or purchases of any rights pursuant to the Rights Plan described under “Description of Common Stock” or any agreement that replaces such Rights Plan, or by conversion or exchange for capital stock of ML&Co. ranking junior to the series of preferred stock as to dividends and distribution of assets upon dissolution, liquidation or winding up of ML&Co. and (z) purchases by ML&Co. or its affiliates in connection with transactions effected by or for the account of customers of ML&Co. or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

In connection with the issuance of perpetual Trust Originated Preferred SecuritiesSM (“TOPrS”), ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or if ML&Co. is in default of their related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of the preferred stock will have preference and priority over the common stock of ML&Co. and any other class of stock of ML&Co. ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of ML&Co. or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any further participation in any distribution of assets by ML&Co. If, in the case of any liquidation, dissolution or winding up of ML&Co., the assets of ML&Co. or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share

SM	Service mark of Merrill Lynch & Co., Inc.

set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of noncumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of ML&Co. with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of ML&Co.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, ML&Co. may, at its option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors to be equitable. From and after the redemption date, unless ML&Co. is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters (a “Nonpayment”), the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of noncumulative preferred stock, until all dividends on shares of noncumulative preferred stock are paid in full for at least one calendar year following the Nonpayment. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent Nonpayment. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of shares of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, the Board of Directors of ML&Co. will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of stockholders.

Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

So long as any shares of preferred stock remain outstanding, ML&Co. shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of ML&Co.; or

•	amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of ML&Co.’s restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends (whether such dividends were cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of ML&Co. will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers. If an amendment, alteration or repeal would materially and adversely affect one or more but not all other series of preferred stock ranking equally with a series of preferred stock, then only the series affected shall vote as a class in lieu of all other such series of preferred stock.

Without the consent of the holders of a series of preferred stock, so long as such action does not adversely affect the interests of holders of a series of preferred stock, ML&Co. may amend, alter, supplement or repeal any terms of such series of preferred stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designation for the series of preferred stock that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to a series of preferred stock that is not inconsistent with the provisions of the certificate of designation.

The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Outstanding Preferred Stock

On November 1, 2004, ML&Co. issued 21,000 shares of perpetual Series 1 Preferred Stock represented by 25,200,000 depositary shares. On December 30, 2004, ML&Co. redeemed all of the outstanding shares of 9% Preferred Stock and the depositary shares representing such preferred stock. In addition to the Series 1 Preferred Stock, as of December 31, 2004, there was one Special Voting Share outstanding.

Series 1 Preferred Stock

The Series 1 Preferred Stock has a preference over ML&Co.’s common stock and the Series A junior preferred stock issuable under the Rights Plan described under “Description of Common Stock” with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of ML&Co. Holders of the Series 1 Preferred Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by ML&Co. Dividends on the Series 1 Preferred Stock are not mandatory. Holders of shares of Series 1 Preferred Stock are entitled to receive, if and when declared by ML&Co.’s Board of Directors or an authorized committee of the Board of Directors out of assets of ML&Co. legally available for payment, noncumulative cash dividends on a quarterly basis at a floating rate per annum equal to three-month U.S. dollar LIBOR plus 0.75%, but in no event will such dividends, if declared, be payable at a rate of less than 3.00% per annum, of the $30,000 liquidation preference per share. Except as set forth under “—Voting Rights” above, the holders of Series 1 Preferred Stock do not have any voting rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of shares of Series 1 Preferred Stock are entitled to receive out of assets of ML&Co. available for distribution to stockholders, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking as to such a distribution junior to the shares of Series 1 Preferred Stock, a liquidating distribution in the amount of $30,000 per share, plus declared and unpaid dividends to but excluding the date of distribution, without accumulation of any undeclared dividends. The Series 1 Preferred Stock is not redeemable prior to November 28, 2009. On and after that date, the Series 1 Preferred Stock will be redeemable at the option of ML&Co., in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days notice, at a redemption price equal to $30,000 per share, plus declared and unpaid dividends to but excluding the date of redemption.

Special Voting Share

In connection with the acquisition of Midland Walwyn Inc. by ML&Co. in August 1998, ML&Co. issued a single share of preferred stock with special voting rights (the “Special Voting Share”), under the terms of a Voting and Exchange Trust Agreement entered into by Merrill Lynch & Co., Canada Ltd. (“ML Canada”), ML&Co. and Montreal Trust Company of Canada, as trustee (the “Voting Trust Agreement”). The Special Voting Share possesses a number of votes equal to the number of exchangeable shares of ML Canada (the “Exchangeable Shares”) issued and outstanding from time to time that are not owned by ML&Co. or its affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of ML&Co.’s stockholders. The holders of ML&Co.’s common stock and the holder of the Special Voting Share vote together as a class on all matters. See “Description of Common Stock—Voting Rights”. The Special Voting Share was issued to the trustee under the Voting Trust Agreement. The holder of the Special Voting Share is not entitled to receive dividends, and, in the event of any liquidation, dissolution or winding up of ML&Co., will receive an amount equal to the par value of the Special Voting Share. When the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by ML&Co. or any of its affiliates, the Special Voting Share will cease to have any rights.

DESCRIPTION OF DEPOSITARY SHARES

ML&Co. may issue depositary receipts evidencing depositary shares, each of which will represent a fraction of a share of preferred stock. ML&Co. will deposit shares of preferred stock of each class or series represented by depositary shares under deposit agreements to be entered into among ML&Co., a bank or trust company, as depositary, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the deposit agreements and the depositary receipt certificates are not complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the deposit agreement and the depositary receipt certificates, respectively, including the definitions of terms.

Terms of the Depositary Shares

Depositary receipts issued under the applicable deposit agreement will evidence the depositary shares. Immediately following the issuance and delivery of the preferred stock by ML&Co. to the depositary, ML&Co. will cause the depositary to issue, on behalf of ML&Co., the depositary receipts. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary shares, to all the rights and preferences of the preferred stock being represented, including dividend, voting, conversion, redemption and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights set forth below unless otherwise specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the specific issue of the depositary shares being offered, the deposit agreement relating to the depositary shares and the depositary receipts evidencing the depositary shares, including the following:

•	the designation, stated value and liquidation preference of the depositary shares and the number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends will be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any material risk factors relating to the depositary shares;

•	the identity of the depositary; and

•	any other terms of the depositary shares which are not inconsistent with the provisions of the deposit agreement.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the depositary shares will be evidenced by global depositary receipts, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive depositary receipts evidencing their depositary shares unless the depositary is unwilling or unable to continue as depositary or ML&Co. decides to have the depositary shares represented by separate depositary receipts. A beneficial owner’s interest in depositary shares will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of depositary shares held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of depositary shares will be effected only through the selling beneficial owner’s brokerage firm.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a distribution in respect of the preferred stock other than in cash, the depositary will distribute property it receives to the record holders of the depositary shares, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary, after consultation with ML&Co., determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of ML&Co., sell any property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holder of the depositary shares will be entitled to delivery, at the corporate trust office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever ML&Co. redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided ML&Co. has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with those instructions, and ML&Co. will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Exchange of Preferred Stock

Whenever ML&Co. exchanges all of the shares of a series of preferred stock held by the depositary for debt securities, common stock or other shares of preferred stock, the depositary will exchange as of the same exchange date the number of depositary shares representing all of the shares of the preferred stock so exchanged for debt securities, common stock or other shares of preferred stock, provided ML&Co. has issued and deposited with the depositary, debt securities, common stock or other shares of preferred stock, as applicable, for all of the shares of the preferred stock to be exchanged. The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by those depositary shares, including all amounts paid by ML&Co. in respect of dividends which on the exchange date have accumulated on the shares of preferred stock to be so exchanged and have not already been paid.

Conversion of Preferred Stock

The depositary shares are not convertible or exchangeable into common stock or any other securities or property of ML&Co. Nevertheless, if so specified in the applicable prospectus supplement, each depositary receipt may be surrendered by its holder to the depositary with written instructions to the depositary to instruct ML&Co. to cause conversion or exchange of the preferred stock represented by the depositary shares evidenced by that depositary receipt into whole shares of common stock, other shares of preferred stock or debt securities of ML&Co. ML&Co. has agreed that upon the receipt of any instructions to convert or exchange any depositary shares and the payment of any fees or other amounts applicable to any conversion or exchange, it will convert or exchange the depositary shares using the same procedures as those provided for delivery of preferred stock to effect conversions or exchange. If the depositary shares represented by a depositary receipt are converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between ML&Co. and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of depository receipts representing at least a majority of the depositary shares then outstanding. No amendment to the form of depositary receipt or any provision of the deposit agreement relating to or affecting rights to receive dividends or distributions or voting, redemption or conversion rights will be effective unless approved by the holders of at least two-thirds of the depositary shares then outstanding.

ML&Co. may terminate the deposit agreement at any time upon 60 days prior written notice to the depositary, in which case the depositary will deliver to the record holders, upon surrender of the depositary receipts, the number of whole or fractional shares of preferred stock as is represented by those depositary receipts. The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed,

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of ML&Co. and the distribution has been distributed to the holders of depositary receipts, or

•	upon the consent of holders of depositary receipts representing not less than two-thirds of the depositary shares then outstanding.

Charges of Depositary

ML&Co. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. ML&Co. will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes and charges with respect to the depositary receipt or preferred stock are paid by their holders.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to ML&Co. notice of its election to do so, and ML&Co. may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon ML&Co.’s appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all reports and communications received from ML&Co. and the depositary and which ML&Co. is required to furnish to holders of the related underlying preferred stock. The depositary will also, promptly after its receipt, transmit to the holders of depositary receipts, copies of all notices and reports required by law, the rules of any national securities exchange or ML&Co.’s restated certificate of incorporation to be furnished to the record holders of depositary receipts.

Limitation of Liability

Neither the depositary nor ML&Co. will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. ML&Co.’s obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and ML&Co. and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any shares of preferred stock unless satisfactory indemnity is furnished. ML&Co. and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PREFERRED STOCK WARRANTS

ML&Co. may issue warrants for the purchase of preferred stock (“Preferred Stock Warrants”). Each series of Preferred Stock Warrants is to be issued under a preferred stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as preferred stock warrant agent, as described in the applicable prospectus supplement relating to the Preferred Stock Warrants being offered. A copy of the form of preferred stock warrant agreement, including the form of warrant certificates representing the Preferred Stock Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the preferred stock warrant agreement and preferred stock warrant certificates are not complete and are subject to and are qualified in their entirety by reference to, all the provisions of the preferred stock warrant agreement and the preferred stock warrant certificates, respectively, including the definitions of terms.

Terms of the Preferred Stock Warrants

The applicable prospectus supplement will describe the terms of the specific issue of Preferred Stock Warrants being offered, the preferred stock warrant agreement relating to the Preferred Stock Warrants and the preferred stock warrant certificates representing the Preferred Stock Warrants, including the following:

•	the offering price or prices;

•	designation, aggregate number and terms of the series of preferred stock that may be purchased upon exercise of the Preferred Stock Warrants and the minimum number of Preferred Stock Warrants that are exercisable;

•	any designation and terms of the securities with which the Preferred Stock Warrants are being offered and the number of Preferred Stock Warrants being offered with each Security;

•	any date on and after which the Preferred Stock Warrants and the related securities will be transferable separately;

•	the number and stated values of the series of preferred stock that may be purchased upon exercise of each Preferred Stock Warrant and the price at which the shares of preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

•	the date on which the right to exercise the Preferred Stock Warrants will begin and the date on which the right to exercise will expire;

•	any circumstances that will cause the Preferred Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Preferred Stock Warrants;

•	the identity of the preferred stock warrant agent; and

•	any other terms of the Preferred Stock Warrants which are not inconsistent with the provisions of the preferred stock warrant agreement.

Holders may exchange preferred stock warrant certificates for new preferred stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Preferred Stock Warrants, at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Preferred Stock Warrant, a holder will not have the rights of a holder of shares of the preferred stock that may be purchased upon exercise of the Preferred Stock Warrant, including the right to receive payment of dividends, if any, on the underlying preferred stock or the right to vote the underlying preferred stock.

Prospective purchasers of Preferred Stock Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Preferred Stock Warrants. The prospectus supplement relating to any issue of Preferred Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Preferred Stock Warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing Preferred Stock Warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Preferred Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Preferred Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner’s account. In turn, the total number of Preferred Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Preferred Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Preferred Stock Warrants

Each Preferred Stock Warrant will entitle its holder to purchase a number of shares of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Preferred Stock Warrants expires, or any later date if extended by ML&Co., unexercised Preferred Stock Warrants will become void.

Holders may exercise the Preferred Stock Warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed preferred stock warrant certificate at the corporate trust office of the preferred stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of preferred stock purchased upon exercise. If less than all of the Preferred Stock Warrants represented by any preferred stock warrant certificate are exercised, ML&Co. will issue a new preferred stock warrant certificate for the remaining number of Preferred Stock Warrants.

Listing

ML&Co. may list an issue of Preferred Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

ML&Co. and the preferred stock warrant agent may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, without the consent of the holders of the Preferred Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the preferred stock warrantholders.

ML&Co. and the preferred stock warrant agent also may amend any preferred stock warrant agreement and the terms of the related Preferred Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Preferred Stock Warrants affected by the amendment. However, without the consent of each of the preferred stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Preferred Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the preferred stock warrantholders; or

•	reduces the number of outstanding Preferred Stock Warrants the consent of whose holders is required to approve an amendment of the preferred stock warrant agreement or the terms of the related Preferred Stock Warrants.

Enforceability of Rights by Preferred Stock Warrantholders

Any preferred stock warrantholder may, without the consent of the related preferred stock warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its Preferred Stock Warrants.

DESCRIPTION OF COMMON STOCK

The following description sets forth the general terms of common stock which ML&Co. may issue. The description set forth below and in any prospectus supplement is not complete, is subject to, and is qualified in its entirety by reference to, ML&Co.’s restated certificate of incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Common Stock

Under ML&Co.’s restated certificate of incorporation, ML&Co. is authorized to issue up to 3,000,000,000 shares of common stock, par value $1.33 1/3 per share. As of December 31, 2004, there were 928,036,749 shares of common stock and 2,782,712 Exchangeable Shares outstanding. The Exchangeable Shares are exchangeable at any time into common stock on a one-for-one basis and entitle holders to dividend, voting and other rights equivalent to common stock. The common stock is traded on the New York Stock Exchange under the symbol “MER” and also on the Chicago Stock Exchange, the Pacific Exchange, Euronext Paris S.A., the London Stock Exchange and the Tokyo Stock Exchange.

The common stock has the dividend, voting, liquidation and preemptive rights set forth below unless otherwise specified in the prospectus supplement being used to offer the common stock. The applicable prospectus supplement will describe the terms of the common stock including, where applicable, the following:

•	the number of shares to be offered;

•	the offering price or prices;

•	to the extent permitted by applicable law, whether the common stock will be issued in certificated or book-entry form;

•	information with respect to any book-entry procedures; and

•	any additional terms of the common stock which are not inconsistent with the provisions of ML&Co.’s restated certificate of incorporation.

The common stock will be, when issued against payment therefor, fully paid and nonassessable. Holders of the common stock will have no preemptive rights to subscribe for any additional securities which may be issued by ML&Co. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that has been issued and may be issued in the future. On November 1, 2004, ML&Co. issued 21,000 shares of perpetual Series 1 Preferred Stock represented by 25,200,000 depositary shares. On December 30, 2004, ML&Co. redeemed all of the outstanding shares of 9% Preferred Stock and the depositary shares representing such preferred stock. In addition to the Series 1 Preferred Stock, as of December 31, 2004, one Special Voting Share was outstanding. See “Description of Preferred Stock—Outstanding Preferred Stock” for a description of that preferred stock. The Board of Directors of ML&Co. may issue additional shares of preferred stock to obtain additional financing, in connection with acquisitions, to officers, directors and employees of ML&Co. and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

Wells Fargo Bank, N.A. is the record keeping transfer agent for the common stock of ML&Co.

Because ML&Co. is a holding company, its rights, and the rights of holders of its securities, including the holders of common stock, to participate in the distribution of assets of any subsidiary of ML&Co. upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ML&Co. may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends

ML&Co. may pay dividends on the common stock out of funds legally available for the payment of dividends as, if and when declared by the Board of Directors of ML&Co. or a duly authorized committee of the Board of Directors.

In connection with the issuance of the TOPrS, ML&Co. has agreed, among other things, that if full distributions on the TOPrS have not been paid or set apart for payment or ML&Co. is in default of its related guarantee obligations, ML&Co., with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the common stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of ML&Co., the holders of its common stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of ML&Co.

Voting Rights

Except as described under “Description of Preferred Stock—Outstanding Preferred Stock”, the holders of the common stock currently possess exclusive voting rights in ML&Co. The Board of Directors of ML&Co. may, however, give voting power to any preferred stock which may be issued in the future. Each holder of common stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of stockholders generally require approval by a majority vote of outstanding shares.

The Board of Directors of ML&Co. is currently comprised of 11 directors, divided into three classes, the precise number of members to be fixed from time to time by the Board of Directors. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

Rights to Purchase Series A Junior Preferred Stock

Under the Amended and Restated Rights Agreement, adopted on December 2, 1997 (the “Rights Agreement”), preferred purchase rights were distributed to holders of common stock. The preferred purchase rights are attached to each outstanding share of common stock and will attach to all subsequently issued shares, including common stock that may be offered by ML&Co. pursuant to an applicable prospectus supplement. The preferred purchase rights entitle the holder to purchase fractions of a share (“Units”) of Series A junior preferred stock at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

The preferred purchase rights will separate from the common stock ten days following the earlier of:

•	an announcement of an acquisition by a person or group of 15% or more of the outstanding common stock of ML&Co.; or

•	the commencement of a tender or exchange offer for 15% or more of the shares of common stock of ML&Co. outstanding.

If, after the preferred purchase rights have separated from the common stock,

•	ML&Co. is the surviving corporation in a merger with an acquiring party,

•	a person becomes the beneficial owner of 15% or more of the common stock,

•	an acquiring party engages in one or more defined “self-dealing” transactions, or

•	an event occurs which results in such acquiring party’s ownership interest being increased by more than 1%,

then, in each case, each holder of a preferred purchase right will have the right to purchase Units of Series A junior preferred stock having a value equal to two times the exercise price of the preferred purchase right. In addition, preferred purchase rights held by or transferred in certain circumstances by an acquiring party may immediately become void.

In the event that, at any time,

•	ML&Co. is acquired in a merger or other business combination transaction and ML&Co. is not the surviving corporation,

•	any person consolidates or merges with ML&Co. and all or part of ML&Co.’s common stock is converted or exchanged for securities, cash or property of any other person, or

•	50% or more of ML&Co.’s assets or earning power is sold or transferred,

each holder of a right will have the right to purchase common stock of the acquiring party having a value equal to two times the exercise price of the preferred purchase right.

The preferred purchase rights expire on December 2, 2007. The preferred purchase rights are redeemable at the option of a majority of the independent directors of ML&Co. at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the common stock.

The foregoing provisions of the Rights Agreement may have the effect of delaying, deferring or preventing a change in control of ML&Co.

The certificate of designations of the Series A junior preferred stock provides that the holders of Units of the Series A junior preferred stock will be entitled to receive quarterly dividends in an amount to be determined in accordance with the formula set forth in the certificate of designations. These dividend rights are cumulative. The Series A junior preferred stock rank junior in right of payment of dividends to the 9% Preferred Stock and to all other preferred stock issued by ML&Co., unless the terms of any other preferred stock provide otherwise. The holders of Units of the Series A junior preferred stock will have one vote per Unit on all matters submitted to the stockholders of ML&Co., subject to adjustment. If at any time dividends on any Units of the Series A junior preferred stock are in arrears for a number of periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, then during that period of default, the holders of all Units, voting separately as a class, will have the right to elect two directors to the Board of Directors of ML&Co. Additionally, whenever quarterly dividends or other dividends or distributions payable on the Series A junior preferred stock are in arrears, ML&Co. shall not, among other things, declare or pay dividends on or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares or capital stock of ML&Co. which ranks junior in right of payment to the Series A junior preferred stock, including the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of ML&Co., the holders of outstanding Units of the Series A junior preferred stock will be entitled to receive a distribution in an amount to be determined in accordance with the formula set forth in the certificate of designations before the payment of any distribution to the holders of common stock. The Units of Series A junior preferred stock are not redeemable. As of the date of this prospectus, there are no shares of Series A junior preferred stock outstanding.

Material Charter Provisions

ML&Co.’s restated certificate of incorporation provides that, except under specified circumstances, ML&Co. may not merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations; sell, lease or exchange all or substantially all of its property and assets or dissolve without the affirmative vote of two-thirds of the entire Board of Directors of ML&Co. and the holders of a majority of the outstanding shares of common stock entitled to vote. Additionally, ML&Co.’s restated certificate of incorporation provides that specified business combinations involving ML&Co. and an interested stockholder or an affiliate or associate of that stockholder must be approved by 80% of the voting power of the outstanding shares of capital stock of ML&Co. entitled to vote generally in the election of directors. The vote of 80% of the voting power of the voting stock referred to in the immediately preceding sentence is required for amendment of these provisions. ML&Co.’s restated certificate of incorporation also provides that only the Board of Directors of ML&Co. has the authority to call special stockholder meetings.

The foregoing provisions of ML&Co.’s restated certificate of incorporation may have the effect of delaying, deferring or preventing a change in control of ML&Co.

DESCRIPTION OF COMMON STOCK WARRANTS

ML&Co. may issue warrants for the purchase of common stock (“Common Stock Warrants”). Each series of Common Stock Warrants will be issued under a common stock warrant agreement to be entered into between ML&Co. and a bank or trust company, as common stock warrant agent, all as set forth in the applicable prospectus supplement. A copy of the form of common stock warrant agreement, including the form of warrant certificates representing the Common Stock Warrants, reflecting the provisions to be included in the common stock warrant agreements that will be entered into with respect to particular offerings of Common Stock

Warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of the material provisions of the common stock warrant agreement and common stock warrant certificates are not complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of the common stock warrant agreement and the common stock warrant certificates, including the definitions of terms.

Terms of the Common Stock Warrants

The applicable prospectus supplement will describe the terms of the Common Stock Warrants being offered, the common stock warrant agreement relating to the Common Stock Warrants and the common stock warrant certificates, including the following:

•	the offering price or prices;

•	the aggregate number of shares of common stock that may be purchased upon exercise of the Common Stock Warrants and minimum number of Common Stock Warrants that are exercisable;

•	the number of securities, if any, with which the Common Stock Warrants are being offered and the number of the Common Stock Warrants being offered with each security;

•	the date on and after which the Common Stock Warrants and the related securities, if any, will be transferable separately;

•	the number of shares of common stock purchasable upon exercise of each Common Stock Warrant, the price at which the common stock may be purchased, and events or conditions under which the number of shares purchasable may be adjusted;

•	the date on which the right to exercise the Common Stock Warrants will begin and the date on which the right to exercise will expire;

•	the circumstances, if any, which will cause the Common Stock Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to the Common Stock Warrants;

•	the identity of the common stock warrant agent; and

•	any other terms of the Common Stock Warrants which are not inconsistent with the provisions of the common stock warrant agreement.

Holders may exchange common stock warrant certificates for new common stock warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and may exercise the Common Stock Warrants, at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any Common Stock Warrants to purchase common stock, holders of the Common Stock Warrants will not have any rights of holders of common stock purchasable upon exercise of the Common Stock Warrants, including the right to receive payments of dividends, if any, on the common stock purchasable upon any exercise or the right to vote the underlying common stock.

Prospective purchasers of Common Stock Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Common Stock Warrants. The prospectus supplement relating to any issue of Common Stock Warrants will describe these considerations.

Book-Entry Procedures

Except as may otherwise be provided in the applicable prospectus supplement, the Common Stock Warrants will be issued in the form of global common stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing

Common Stock Warrants unless the depositary is unwilling or unable to continue as depositary, certain specified events of bankruptcy or insolvency occur with respect to ML&Co. or ML&Co. decides to have the Common Stock Warrants represented by definitive certificates. A beneficial owner’s interest in a Common Stock Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner’s account. In turn, the total number of Common Stock Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any Common Stock Warrant will be effected only through the selling beneficial owner’s brokerage firm.

Exercise of Common Stock Warrants

Each Common Stock Warrant will entitle its holder to purchase a specific number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the Common Stock Warrants expires, or any later date if extended by ML&Co., unexercised Common Stock Warrants will become void.

Common Stock Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed common stock warrant certificate at the corporate trust office of the common stock warrant agent or any other office indicated in the applicable prospectus supplement, ML&Co. will, as soon as practicable, issue and deliver the shares of common stock purchased upon exercise. If less than all of the Common Stock Warrants represented by any common stock warrant certificate are exercised, a new common stock warrant certificate will be issued for the remaining Common Stock Warrants.

Listing

ML&Co. may list an issue of Common Stock Warrants on a national securities exchange. Any listing will be specified in the applicable prospectus supplement.

Modifications

ML&Co. and the common stock warrant agent may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, without the consent of the holders of the Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the common stock warrantholders.

ML&Co. and the common stock warrant agent also may amend any common stock warrant agreement and the terms of the related Common Stock Warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected by amendment. However, without the consent of each of the common stock warrantholders affected, no amendment will be effective that:

•	shortens the period of time during which the Common Stock Warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the common stock warrantholders; or

•	reduces the number of outstanding Common Stock Warrants the consent of whose holders is required to approve an amendment of the common stock warrant agreement or the terms of the related Common Stock Warrants.

Enforceability of Rights by Common Stock Warrantholders

Any common stock warrantholder may, without the consent of the related common stock warrant agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise its Common Stock Warrant.

PLAN OF DISTRIBUTION

ML&Co. may sell securities:

•	to the public through MLPF&S, or through a group of underwriters managed or co-managed by, one or more underwriters, including MLPF&S,

•	through MLPF&S as agent, or

•	directly to purchasers.

Any at the market offering of common stock will be through MLPF&S, acting as principal or as agent for ML&Co. The prospectus supplement with respect to the securities of a particular series describes the terms of the offering of the securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, whether the underwriters will purchase on a firm commitment or best efforts basis, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers and any exchanges on which the securities will be listed. Only the agents or underwriters so named in the prospectus supplement are agents or underwriters in connection with the securities being offered. Under certain circumstances, ML&Co. may repurchase securities and reoffer them to the public as set forth above. ML&Co. may also arrange for repurchases and resales of the securities by dealers.

If so indicated in the prospectus supplement, ML&Co. will authorize underwriters to solicit offers by certain institutions to purchase debt securities from ML&Co. pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless ML&Co. otherwise agrees, the aggregate principal amount of debt securities sold pursuant to the contracts shall not be more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of ML&Co. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

ML&Co. has agreed to indemnify any agent or underwriters against certain civil liabilities, including liabilities under the Securities Act or contribute to payments any agent or underwriters may be required to make.

ML&Co. may enter into derivative transactions with third parties, which may include MLPF&S or other affiliates of ML&Co., or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by ML&Co. or borrowed from ML&Co. or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from ML&Co. in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

MLPF&S may use this prospectus for offers and sales related to market-making transactions in the securities. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the securities. Accordingly, offerings of the securities will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

In no event will the commission or discount received by any NASD member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which such NASD member or independent broker-dealer participates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities described in this prospectus and other securities. For further information on ML&Co. and these securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act (other than information in the documents that is deemed not to be filed):

•	annual report on Form 10-K for the year ended December 26, 2003;

•	quarterly reports on Form 10-Q for the periods ended March 26, 2004, June 25, 2004 and September 24, 2004; and

•	current reports on Form 8-K filed with the SEC on December 29, 2003, January 15, 2004, January 21, 2004, February 6, 2004, February 10, 2004, February 11, 2004, February 20, 2004, February 25, 2004, March 1, 2004, March 5, 2004, March 16, 2004, March 29, 2004, March 30, 2004, April 13, 2004, May 4, 2004, May 5, 2004, May 14, 2004, May 21, 2004, June 1, 2004, June 4, 2004, June 29, 2004, July 2, 2004, July 13, 2004, July 15, 2004, July 30, 2004, August 2, 2004, August 4, 2004, August 25, 2004, August 31, 2004, September 3, 2004, September 17, 2004, September 27, 2004, September 28, 2004, September 29, 2004, October 8, 2004, October 12, 2004, October 26, 2004, October 27, 2004, October 28, 2004, October 29, 2004, November 5, 2004, November 10, 2004, November 24, 2004, November 30, 2004, December 6, 2004, December 14, 2004, December 21, 2004, January 3, 2005, January 25, 2005, February 3, 2005, February 4, 2005 and February 11, 2005.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this registration statement and before the effectiveness of the registration statement (other than information in the documents that is deemed not to be filed):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address: Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone (212) 670-0432.

EXPERTS

The restated consolidated financial statements and the related restated financial statement schedule incorporated in this prospectus by reference from Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2 to the consolidated financial statements) (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the consolidated financial statements) (which express unqualified opinions and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the periods ended March 26, 2004 and March 28, 2003, June 25, 2004 and June 27, 2003 and September 24, 2004 and September 26, 2003 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports dated May 4, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements), August 2, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) and November 1, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) included in Merrill Lynch & Co., Inc.’s Current Report on Form 8-K dated February 3, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Merrill Lynch & Co., Inc.

Depositary Shares

Each Representing a 1/1200th Interest in a Share of

Floating Rate Non-Cumulative Preferred Stock, Series 2

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

March     , 2005